Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Idenix Pharmaceuticals, Inc.
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
NORMAN C. PAYSON, M.D., ELECTED TO BOARD OF DIRECTORS OF IDENIX PHARMACEUTICALS
Cambridge, MA, December 7, 2006 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases, today announced Norman C. Payson, M.D., former chairman and chief executive officer of Oxford Health Plans, has been elected to the company’s Board of Directors, effective immediately.
Dr. Payson has more than 30 years of experience in the health care industry, currently as chairman of the board at Concentra Inc. Prior to joining the board of directors at Concentra in 2005, Dr. Payson served as the chairman and chief executive officer at Oxford Health Plans from 1998 to 2002 where he led Oxford’s successful turnaround. Dr. Payson was also co-founder and chief executive officer of Healthsource, Inc., from 1985 to 1997 where, from its inception in 1985 through its initial public offering in 1989, he grew Healthsource to be one of the nation’s largest health plans.
“As we commercialize our first product, we believe that Dr. Payson’s insight into the managed care industry will be a valuable addition to the Idenix Board,” said Jean-Pierre Sommadossi, chairman and chief executive officer of Idenix. “Dr. Payson brings a wealth of knowledge and extensive leadership experience with him to this role and we are pleased to have him join us as we continue to grow.”
Dr. Payson received his M.D. at Dartmouth Medical School after graduating from the Massachusetts Institute of Technology (MIT). Dr. Payson is also a member of various advisory councils and committees, including serving as past chairman of the American Health Insurance Plans committee on readiness (bioterrorism) post-9/11 and co-chairman on its committee on Medicare. Dr. Payson is also a graduate student lecturer at the Center for Evaluative Clinical Sciences at Dartmouth Medical School, the Tuck School at Dartmouth, the Columbia University School of Public Health, the Sloan School at MIT and the University of Chicago Graduate School of Business.
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). For further information about Idenix, please refer to http://www.idenix.com.
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Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will be,” “seek to,” “evolve” or similar expressions and implied statements with respect to the potential evolution of Idenix from a research and development organization to a fully integrated pharmaceutical company and Dr. Payson’s anticipated contributions to Idenix. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantees that Idenix will successfully evolve from a research and development organization to a fully integrated pharmaceutical company or that the company’s new director will assist in a meaningful way in those efforts. Management’s expectations could be affected by unexpected regulatory actions or delays with respect to the regulatory review of pending marketing applications for telbivudine, or government regulation generally; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials evaluating its product candidates; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the company’s dependence on its collaboration with Novartis Pharma AG; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its other product candidates and its discoveries. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 and filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.
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